SCHEDULE 14C
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
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SUNPOWER CORPORATION
(Name of Registrant as Specified in Its Charter)
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NOTICE OF ACTION TAKEN PURSUANT TO
WRITTEN CONSENT OF STOCKHOLDERS
SUNPOWER CORPORATION
3939 NORTH FIRST STREET
SAN JOSE, CA 95134
408-240-5500

DATE FIRST SENT OR GIVEN TO STOCKHOLDERS: SEPTEMBER 4, 2008

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

To the stockholders of SunPower Corporation:

This Notice and the accompanying Information Statement are being furnished to the stockholders of SunPower Corporation, a Delaware corporation (“we,” “us,” “our” or the “Company”), in connection with action taken by Cypress Semiconductor Corporation (“Cypress”), the holder of a majority of the voting power of the issued and outstanding voting securities of the Company, approving, by written consent dated September 3, 2008, an amendment and restatement of our certificate of incorporation. The primary purposes of the amendments to our certificate of incorporation are to facilitate the proposed spin-off by Cypress to its stockholders of the shares of our Class B common stock held by Cypress and to protect our public stockholders following the spin-off by making it more difficult for a potential acquiror of, or significant investor in, the Company to take advantage of our capital structure and unfairly discriminate between classes of our common stock.

Please review the Information Statement included with this Notice for a more complete description of this matter.

Our board of directors has fixed the close of business on August 29, 2008 as the record date for the determination of stockholders entitled to notice of the action by written consent. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the corporate action authorized by Cypress, which holds all of our outstanding shares of Class B common stock and a majority of the combined voting power of our outstanding shares of Class A and Class B common stock, can be taken no sooner than 20 calendar days after the accompanying Information Statement is first sent or given to the Company’s stockholders. Since the accompanying Information Statement is first being sent or given to security holders on September 4, 2008, the corporate action described therein may be effective on or after September 24, 2008. Following the effectiveness of the above action by written consent authorizing the transaction described in the accompanying Information Statement, we expect to cause the amended and restated certificate of incorporation to take effect by filing it with the Secretary of State of the State of Delaware at least five days prior to the distribution date for the proposed spin-off.

Cypress is not obligated to effect the spin-off and there can be no assurance that it will occur. If the spin-off does not occur, we do not expect the changes contemplated by the amended and restated certificate of incorporation to take effect.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

As the amendments to our certificate of incorporation described in the accompanying Information Statement have been duly authorized and approved by the written consent of the holders of a majority of the voting power of the Company’s issued and outstanding voting securities, your vote or consent is not requested or required. The accompanying Information Statement is provided solely for your information. The accompanying Information Statement also serves as the notice required by Section 228 of the General Corporation Law of the State of Delaware of the taking of a corporate action without a meeting by less than unanimous written consent of the Company’s stockholders.

By order of the Board of Directors,

Bruce R. Ledesma
Corporate Secretary

San Jose, California
September 3, 2008

SUNPOWER CORPORATION
3939 NORTH FIRST STREET
SAN JOSE, CA 95134

INFORMATION STATEMENT

We Are Not Asking You for a Proxy and
You are Requested Not To Send Us a Proxy.

ABOUT THIS INFORMATION STATEMENT

General

This Information Statement is being furnished by SunPower Corporation, a Delaware corporation (“we,” “us,” “our” or the “Company”), in connection with action taken by Cypress Semiconductor Corporation (“Cypress”), the holder of a majority of the voting power of the Company’s issued and outstanding voting securities, approving, by written consent dated September 3, 2008, an amendment and restatement of our certificate of incorporation (the “Restated Certificate”). The written consent approving the Restated Certificate was given by Cypress in connection with the proposed spin-off by Cypress to its stockholders of the shares of the Company’s Class B common stock held by Cypress (the “spin-off”). The amendments to our certificate of incorporation to be effected by the Restated Certificate are principally to:

(i) clarify that, following the spin-off, the shares of our Class B common stock will remain outstanding as a separate class from the shares of our Class A common stock and will be transferable by holders of Class B common stock as a separate class;

(ii) eliminate the ability of holders of shares of Class B common stock following the spin-off to voluntarily convert Class B shares into shares of Class A common stock;

(iii) restrict the voting power of a holder of more than 15% of outstanding shares of Class B common stock with respect to the election or removal of directors to 15% of the outstanding shares of Class B common stock, unless such holder also holds an equal or greater percentage of outstanding Class A common stock. This voting restriction will not be effective until the date (but will automatically be effective as of such date), if any, that the Internal Revenue Service (the “IRS”) issues a ruling (the “Supplemental Ruling”) that the effectiveness of the restriction will not prevent the favorable rulings received by Cypress with respect to certain tax issues arising under Section 355 of the Internal Revenue Code (the “Code”) in connection with the spin-off from having full force and effect; and

(iv) facilitate the adoption of a stockholder rights plan by allowing for dividends payable in rights to holders of Class B common stock that, under certain circumstances, entitle such holders to purchase shares of Class B common stock (or shares of our capital stock having voting rights equivalent to those of the Class B common stock (“Equivalent Class B Shares”)) and permitting the issuance of shares of Class B common stock upon exercise of such rights. Our certificate of incorporation already allows for the issuance of Class A common stock upon the exercise of similar rights relating to our Class A common stock.

We are first sending or giving this Information Statement on or about September 4, 2008 to our stockholders of record as of the close of business on August 29, 2008 (the “Record Date”). Under the General Corporation Law of the State of Delaware (the “DGCL”), the Restated Certificate will not be effective until filed with the Secretary of State of the State of Delaware. We expect to file the Restated Certificate with the Delaware Secretary of State at least five days prior to the distribution date for the spin-off. Cypress is not obligated to effect the spin-off, and there can be no assurance that it will occur. If the spin-off does not occur, we do not expect the changes to our certificate of incorporation contemplated by the Restated Certificate to take effect.

Our principal executive offices are located at 3939 North First Street, San Jose, California 95134, and our main telephone number is (408) 240-5500.

Board Approval of the Restated Certificate

On August 12, 2008, acting upon the recommendation of a special committee of our board of directors independent of Cypress (the “special committee”), our board of directors approved, subject to stockholder approval, the Restated Certificate. A summary of the amendments to our certificate of incorporation to be effected by the Restated Certificate is set forth in “Approval of the Restated Certificate,” and a copy of the form of the Restated Certificate as approved is attached hereto as Annex A.

The Action by Written Consent

On September 3, 2008, Cypress, the holder of all of our outstanding shares of Class B common stock, approved by written consent the Restated Certificate (the “Written Consent”). The Written Consent will become effective 20 days after this Information Statement is first sent or given to our stockholders.

Effectiveness of the Restated Certificate

Under the DGCL, the Restated Certificate will not be effective until filed with the Secretary of State of the State of Delaware. Our board of directors may abandon the Restated Certificate at any time prior to its filing, without any further action by our stockholders; however, we have agreed with Cypress that, if Cypress fixes a record and distribution date for the spin-off, we will file the Restated Certificate no later than five days prior to the distribution date. Cypress is not obligated to effect the spin-off and there can be no assurance that it will occur. If the spin-off does not occur, we do not expect the changes contemplated by the Restated Certificate to take effect.

No Further Voting Required

We are not seeking consent, authorizations, or proxies from you. Section 228 of the DGCL (“Section 228”) and our certificate of incorporation provide that actions requiring a vote of the stockholders may be approved by written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The approval by at least a majority of the outstanding voting power of our common stock, voting together as a single class, is required to approve the Restated Certificate.

As of the Record Date, we had 43,705,713 shares of Class A common stock and 42,033,287 shares of Class B common stock issued and outstanding and entitled to vote on the Restated Certificate. Each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to eight votes. As of the Record Date, Cypress beneficially owned 42,033,287 shares, or 100%, of our Class B common stock, representing approximately 88.5% of the combined voting power of our Class A common stock and Class B common stock. Accordingly, the Written Consent executed by Cypress pursuant to Section 228 is sufficient to approve the Restated Certificate and no further stockholder action is required.

Notice Pursuant to Section 228

Pursuant to Section 228, we are required to provide prompt notice of the taking of a corporate action by written consent to our stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228.

Dissenters’ Rights of Appraisal

The DGCL does not provide dissenters’ rights of appraisal to our stockholders in connection with the matters approved by the Written Consent.

APPROVAL OF THE RESTATED CERTIFICATE

On August 12, 2008, acting upon the recommendation of the special committee, our board of directors approved, subject to stockholder approval, the Restated Certificate. The stockholder action to approve the Restated

Certificate, if not revoked or terminated, will become effective after the passage of 20 calendar days from the date this Information Statement is first sent or given to our stockholders. The Restated Certificate will not be effective until filed with the Secretary of State of the State of Delaware. Our board of directors may abandon the Restated Certificate at any time prior to its filing, without any further action by our stockholders; however, we have agreed with Cypress that, if Cypress fixes a record and distribution date for the spin-off, we will file the Restated Certificate no later than five days prior to the distribution date. Cypress is not obligated to effect the spin-off and there can be no assurance that it will occur. If the spin-off does not occur, we do not expect the changes contemplated by the Restated Certificate to take effect.

The following summary of the amendments to our certificate of incorporation to be effected by the Restated Certificate is qualified in its entirety by reference to the full text of the form of the Restated Certificate attached hereto as Annex A. You are encouraged to read the form of the Restated Certificate in its entirety.

Summary of the Amendments to Our Certificate of Incorporation

The amendments to our certificate of incorporation to be effected by the Restated Certificate are principally to:

(i) clarify that, following the spin-off, the shares of our Class B common stock will remain outstanding as a separate class from our Class A shares and will be transferable by holders of Class B common stock as a separate class;

(ii) eliminate the ability of holders of shares of Class B common stock to voluntarily convert shares of Class B common stock into shares of Class A common stock following the spin-off;

(iii) restrict the voting power of a holder of more than 15% of outstanding shares of Class B common stock with respect to the election or removal of directors to 15% of the outstanding shares of Class B common stock. However, if such holder also owns in excess of 15% of outstanding shares of Class A common stock, then the holder may exercise the voting power of Class B common stock in excess of 15% to the extent that such holder has an equivalent percentage of outstanding Class A common stock. For example, a holder of 20% of our outstanding Class B common stock, and none of our Class A common stock, would be limited to 15% of the voting power of our outstanding Class B common stock in the election or removal of directors. On the other hand, if this person owned both 20% of our outstanding Class B common stock and 17% of our outstanding Class A common stock, then the person would be able to exercise 17% of the voting power of our outstanding Class B common stock in the election or removal of directors. Any shares of Class B common stock as to which voting power is restricted as described above would automatically be voted in proportion to the shares of Class B common stock held by holders of less than 15% of such stock. This voting restriction will not be effective until the date (but will automatically be effective as of such date), if any, that the Supplemental Ruling is received; and

(iv) facilitate the adoption of a stockholder rights plan by allowing for dividends payable in rights to holders of Class B common stock that, under certain circumstances, entitle such holders to purchase shares of Class B common stock or Equivalent Class B Shares and permitting the issuance of shares of Class B common stock upon exercise of such rights. Our certificate of incorporation already allows for the issuance of Class A common stock upon the exercise of similar rights relating to our Class A common stock.

Background of the Actions

From time to time, Cypress has discussed with representatives of the Company possible transactions that would effect a separation of Cypress’s business from the Company. To consider such possible transactions, we formed the special committee consisting of Mr. Pat Wood III and Ms. Betsy Atkins, members of our board of directors who are independent of Cypress. The special committee retained the law firm of Skadden, Arps, Slate, Meagher & Flom LLP as independent counsel.

In early February 2008, Cypress advised representatives of the Company that it had submitted a request to the IRS for a private ruling with respect to certain tax issues arising under Section 355 of the Code in connection with a potential spin-off to its stockholders of the shares of our Class B common stock held by Cypress. During February and March 2008, the special committee held a number of meetings with its advisors and our management, and in executive session without management present, to discuss the nature of Cypress’s private ruling request, the potential timing of any spin-off and its implications for the Company and the holders of its Class A common stock. Among the considerations was the resulting capitalization of the Company, and whether there would be one or two classes of stock outstanding following the spin-off.

On April 17, 2008, Cypress announced that it received a favorable ruling from the IRS. That ruling provides that, based on the facts and representations submitted by Cypress, no gain or loss would be recognized by Cypress or its stockholders upon the distribution by Cypress, and receipt by its stockholders, of all of Cypress’s shares of our Class B common stock.

On a number of occasions, the special committee met with its advisors and our management, and in executive session without management present, to discuss the potential transaction with particular focus on the treatment of and effect on our public stockholders holding Class A common stock. In addition, our management and members of the special committee and its legal advisors discussed with representatives of Cypress on multiple occasions a number of issues relating to the potential spin-off, including various possibilities for eliminating the Class B common stock, which has eight votes per share, by converting it into shares of our Class A common stock. Cypress was unable to accommodate any of the special committee’s requests in this regard because Cypress’s ruling from the IRS assumes that shares of our Class B common stock would remain outstanding as a separate class from the Class A common stock following the spin-off. In addition, Cypress required as a condition of the spin-off that certain provisions in our certificate of incorporation be revised to clarify certain ambiguities with respect to the effect of the spin-off on the Class B common stock. As a result, the special committee and our board of directors understood that maintaining the Class B common stock after the spin-off is an integral part of the spin-off planned by Cypress, and our board of directors has no plan or intention to attempt to eliminate the Class B common stock.

After much consideration, on July 17, 2008, Cypress announced that its board of directors had authorized its management to proceed with the spin-off, with the objective of having the transaction completed by the end of 2008, or sooner if possible.

Cypress believes that the separation of Cypress and SunPower will benefit each company’s business and its stockholders. The spin-off is expected to provide significant benefits to both Cypress and SunPower, including the following:

•	facilitate better access by both Cypress and SunPower to the capital markets;

•	help both companies to more efficiently acquire needed assets and services;

•	enable Cypress to grant more effective stock-based compensation, which will provide improved incentives to its employees and future hires that better and more directly align the incentives with their performance;

•	allow management of each separated company to focus its attention on that company by designing and implementing corporate strategies based primarily on the business characteristics of that company;

•	increase management’s focus on core business priorities by enabling management to maximize financial resources and growth opportunities relevant to their individual operations; and

•	offer each company greater flexibility to form strategic business alliances within their target markets.

In order to effectuate the spin-off, Cypress required that we:

•	amend our certificate of incorporation to clarify that, following the spin-off, the shares of our Class B common stock will remain outstanding as a separate class from our Class A common stock and will be transferable by holders of Class B common stock as a separate class;

•	amend our certificate of incorporation to eliminate the ability of holders of shares of Class B common stock following the spin-off to voluntarily convert shares of Class B common stock into shares of Class A common stock; and

•	enter into an amendment to the tax sharing agreement between us and Cypress that provides for, among other things, our obligation to indemnify Cypress against any tax resulting from the spin-off if that tax results from transactions involving certain acquisitions or dispositions of our stock. See “Amended Tax Sharing Agreement.”

In addition, in order to protect our public stockholders following the spin-off by making it more difficult for a potential acquiror or significant investor of the Company to take advantage of our capital structure and unfairly discriminate between classes of our common stock by acquiring significant voting influence over us without making a correspondingly significant economic investment, which would not be possible prior to the spin-off due to Cypress’ ownership of all the shares of Class B common stock, our special committee requested that our board of directors:

•	amend our certificate of incorporation to restrict the voting power of a holder of more than 15% of our outstanding shares of Class B common stock with respect to the election or removal of directors to 15% of the outstanding shares of Class B common stock, unless such holder of Class B common stock has an equivalent percentage of our outstanding Class A common stock;

•	amend our certificate of incorporation to facilitate adoption of a stockholder rights plan by allowing for dividends payable in rights to holders of Class B shares that, under certain circumstances, entitle such holders to purchase shares of our Class B common stock or Equivalent Class B Shares and permitting the issuance of shares of Class B common stock upon exercise of such rights; and

•	adopt a stockholder rights plan effective upon the spin-off to discourage any one person or group from accumulating a significant percentage of the outstanding shares of our Class B common stock and thereby gain significant voting influence over our company without making a correspondingly significant economic investment (or from accumulating a significant percentage of the combined outstanding shares of Class A and Class B common stock).

Because the restriction on the voting power of a holder of more than 15% of our Class B shares was not contemplated by the ruling Cypress received from the IRS regarding the spin-off, this voting restriction will not be effective until such date (but will automatically be effective as of such date), if any, that the IRS issues the Supplemental Ruling. In the event that the Supplemental Ruling is not received, this voting restriction will not become effective. Cypress has informed us that it submitted a request for such Supplemental Ruling on August 22, 2008, but there can be no assurance that the Supplemental Ruling will be received in a timely manner, or at all.

Recommendation and Reasons of the Special Committee

The special committee met on August 6, 2008 to consider the proposed actions to be taken in relation to the proposed spin-off transactions in their entirety, including the proposed amendments to our certificate of incorporation, the amendment to the tax sharing agreement with Cypress and our adoption of a stockholder rights plan. In making a determination of whether to recommend that our board of directors take such actions, the special committee considered, among other things, the factors listed below.

•	Greater Ability to Make Independent Decisions. The special committee considered the benefits of Cypress no longer controlling us. The spin-off will allow us to pursue future business initiatives free from the constraints of having a controlling corporate stockholder whose policies may restrict actions we believe to be in the best interests of the Company and our public stockholders. Absent the separation from Cypress, it is possible that Cypress could restrict our ability to make investments or pursue strategies that our management and board of directors believe to be in our best long-term interests.

•	More Flexibility to Use Equity to Raise Capital, Make Acquisitions and Compensate Employees. The special committee considered the benefits of our being able to use equity to raise cash, make acquisitions or compensate and incentivize employees without being constrained by Cypress and its own goals in terms of the ownership of a certain percentage of voting power or equity in the Company. The special committee also considered the limitations on our ability to issue equity contained in the amendment to the tax sharing agreement.

•	Elimination of Stock Overhang. The special committee considered the benefits of eliminating the overhang on the market for our common stock that results from having a controlling corporate stockholder, thereby potentially increasing the liquidity and public float of our common stock.

•	The Consequences of Two Classes of Publicly Traded Stock. The special committee also considered the consequences of having two classes of common stock being publicly traded, one having eight votes per share and the other class having one vote per share, and the experience of other companies having a two class “high vote — low vote” common stock structure. The Company’s Class A common stock currently trades on the NASDAQ Global Select Market under the symbol “SPWR.” The Company is applying to have its Class B common stock listed for trading on the NASDAQ Global Select Market under the symbol “SPWRB,” and expects to change the trading symbol of its Class A common stock to “SPWRA” upon the completion of the spin-off. The special committee considered the experience of other companies with two publicly traded classes of common stock and the trading performance of each of the classes. The special committee also considered the potential for a person to acquire voting influence in excess of its equity ownership in us by accumulating shares of our Class B common stock, as well as restrictions on the voting rights of a more than 15% holder of Class B common stock to be contained in the Restated Certificate and the limitations on acquiring more than 20% of the Class B common stock to be contained in the stockholder rights plan.

•	Change in Control Considerations. The special committee considered the potential benefits of enabling our public stockholders to share in any premium associated with a change in control of us if such an event should occur, subject to the limitations in the amendment to the tax sharing agreement and the potential for significant liability to us if certain transactions did occur. The special committee also considered the potential that some of the contemplated actions in connection with the spin-off could deter a takeover bid that could otherwise provide a premium to our stockholders.

•	Terms of the Tax Sharing Agreement. The special committee considered our potential liability under the current and amended tax sharing agreement if certain actions occur that result in the spin-off failing to qualify as a tax free distribution. See “Amended Tax Sharing Agreement.”

•	Governance Changes Resulting from the Spin-Off. The special committee considered the changes in our governance structure that will become effective following the spin-off pursuant to the existing terms of our certificate of incorporation and by-laws, as described under “Governance Changes Resulting from the Spin-Off.”

•	Changes in Relationship with Cypress Resulting From the Spin-Off. The special committee considered the changes in our relationship with Cypress that would result upon completion of the spin-off. The Company currently relies on certain administrative and other resources of Cypress in connection with the operation of its business. The provision of many of these services will terminate upon the completion of the spin-off. We will need to operate our own administrative and other support systems or contract with third parties to replace Cypress’ systems. We believe we have sufficient resources, and have made adequate arrangements for the provision of such services. However, these services may not be provided at the same level as when we were a subsidiary of Cypress, and we may not be able to obtain the same benefits that we received prior to the spin-off.

After careful consideration of these and other factors, the special committee recommended at its meeting on August 6, 2008 that our board of directors approve the proposed spin-off transactions in their entirety, including the Restated Certificate, the amended tax sharing agreement requested by Cypress and the adoption of a stockholder rights plan.

Approval by Board of Directors

The board of directors met on August 7, 2008 to consider the actions for the spin-off recommended by the special committee in their entirety, including the Restated Certificate, the amended tax sharing agreement with Cypress and our adoption of a stockholder rights plan.

After careful consideration of the factors described below and others, our board of directors approved the Restated Certificate, the amended tax sharing agreement and the stockholder rights plan at a meeting on August 12,

2008. In making its determination to approve these actions, including the Restated Certificate, the amended tax sharing agreement requested by Cypress and the adoption of the stockholder rights plan, the board of directors considered:

•	each of the factors separately considered by the special committee as described above under “Recommendation and Reasons of the Special Committee;”

•	the recommendation of the special committee, which is comprised solely of independent directors of SunPower who are also not affiliated with Cypress or our management;

•	the advice of its legal advisors; and

•	such other factors as the board of directors deemed relevant and important to the interests of our stockholders.

AMENDED TAX SHARING AGREEMENT

We and Cypress entered into a tax sharing agreement in November 2004 that provides for each of the party’s obligations concerning various tax liabilities. In connection with the spin-off, Cypress has received a favorable ruling from the IRS with respect to certain tax issues arising under Section 355 of the Code in connection with the spin-off. That ruling provides that, based on the facts and representations submitted by Cypress, no gain or loss would be recognized by Cypress or its stockholders upon the distribution by Cypress, and receipt by its stockholders, of all of Cypress’s shares of our Class B common stock. Despite such ruling, however, the distribution may nonetheless be taxable to Cypress under Section 355(e) of the Code if 50% or more of our voting power or economic value is acquired as part of a plan or series of related transactions that includes the distribution of our stock. The tax sharing agreement addresses our obligation to indemnify Cypress for any liability incurred as a result of issuances or dispositions of our stock after a tax-free spin-off by Cypress. On August 12, 2008, we and Cypress entered into an amendment to the tax sharing agreement to address certain transactions that may affect the tax treatment of the spin-off and certain other matters. Under the amended tax sharing agreement, we are required to provide notice to Cypress of certain transactions that could give rise to our indemnification obligation relating to taxes resulting from the application of Section 355(e) of the Code or similar provision of other applicable law to the spin-off as a result of one or more acquisitions (within the meaning of Section 355(e)) of our stock after the spin-off. An acquisition for these purposes includes any such acquisition attributable to a conversion of any or all of our Class B common stock to Class A common stock or any similar recapitalization transaction or series of related transactions (a “Recapitalization”). We are not required to indemnify Cypress for any taxes which would result solely from (A) issuances and dispositions of our stock prior to the spin-off and (B) any acquisition of our stock by Cypress after the spin-off.

Under the amended tax sharing agreement, we also agreed that, for a period of 25 months following the spin-off, we will not (i) effect a Recapitalization or (ii) enter into or facilitate any other transaction resulting in an acquisition (within the meaning of Section 355(e) of the Code) of our stock without first obtaining the written consent of Cypress; provided, we are not required to obtain Cypress’s consent unless such transaction (either alone or when taken together with one or more other transactions entered into or facilitated by us consummated after August 4, 2008 and during the 25-month period following the spin-off) would involve the acquisition for purposes of Section 355(e) of the Code after August 4, 2008 of more than 25% of our outstanding shares of common stock. In addition, the requirement to obtain Cypress’s consent does not apply to (A) any acquisition of our stock that will qualify under Treasury Regulation Section 1.355-7(d)(8) in connection with the performance of services, (B) any acquisition of our stock for which we furnish to Cypress prior to such acquisition an opinion of counsel and supporting documentation, in form and substance reasonably satisfactory to Cypress (a “Tax Opinion”), that such acquisition will qualify under Treasury Regulation Section 1.355-7(d)(9), (C) an acquisition of our stock (other than involving a public offering) for which we furnish to Cypress prior to such acquisition a Tax Opinion to the effect that such acquisition will qualify under the so-called “super safe harbor” contained in Treasury Regulation Section 1.355-7(b)(2) or (D) the adoption by us of a standard stockholder rights plan. We further agreed that we will not (i) effect a Recapitalization during the 36 month period following the spin-off without first obtaining a Tax Opinion to the effect that such Recapitalization (either alone or when taken together with any other transaction or transactions) will not cause the spin-off to become taxable under Section 355(e), or (ii) seek any private ruling, including any supplemental private ruling, from the IRS with regard to the spin-off, or any transaction having any bearing on the tax treatment of the spin-off, without the prior written consent of Cypress.

Compliance with the tax-free distribution rules addressed in the tax sharing agreement, and the amendment thereto, could limit our ability to use our equity to raise capital, pursue acquisitions, compensate employees or engage in other business initiatives for a period of time after spin-off will be restricted if we can only sell or issue a limited amount of our stock before triggering our obligation to indemnify Cypress for taxes it incurs under Section 355(e) of the Code.

RIGHTS PLAN

Following its meeting on August 6, 2008, the special committee formally recommended to the board of directors at a meeting on August 7, 2008 that the board adopt a stockholder rights plan. The rights plan proposed for approval by the board of directors contained specific features designed to the address the potential for an acquiror or significant investor to take advantage of our capital structure and unfairly discriminate between classes of our common stock. Specifically, the rights plan is designed to address the inequities that could result if an investor, by acquiring 20% or more of the outstanding shares of Class B common stock, were able to gain significant voting influence over our company without making a correspondingly significant economic investment, which would not be possible prior to the spin-off due to Cypress’ ownership of all the shares of Class B common stock.

In addition, like similar rights plans adopted by companies with only one class of common stock, the stockholder rights plan is also intended to:

•	reduce our vulnerability to potentially coercive takeover practices or takeover bids that are inadequate or otherwise inconsistent with the interests of our stockholders;

•	encourage potential acquirors to negotiate with our board of directors and to enhance the bargaining position of our board of directors in any such negotiations; and

•	provide a means by which we may, under appropriate circumstances, seek to keep a hostile bidder at bay while pursuing a course of continued independence or developing or implementing alternatives to provide superior value to stockholders.

Adoption of the Rights Plan by Board of Directors

At the meeting of our board of directors on August 7, 2008, the special committee recommended to the board that it adopt the proposed rights plan. At the same meeting our board of directors received advice from Jones Day, our outside legal advisors, on the legal aspects of the proposed plan and on the fiduciary duties of the board in considering its adoption. The board also received advice from outside financial advisors on the financial aspects of the proposed rights plan.

After considering the recommendation of the special committee and the advice of its legal and financial advisors, the board of directors adopted the rights plan at a meeting on August 12, 2008. The rights plan is designed to take effect immediately upon the proposed spin-off. If the spin-off does not occur, the rights plan will be of no force or effect.

Summary of Terms of the Rights Plan

The following summarizes the principal terms and operation of the rights plan as adopted by the board of directors on August 12, 2008. The following summary of the rights plan is qualified in its entirety by reference to the full text of the rights plan, a copy of which was filed as Exhibit 4.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2008. See “Where You Can Find More Information.” You are encouraged to read the rights plan in its entirety.

Dividend Declaration; Subsequent Issuances of Rights.  Effective immediately upon the proposed spin-off, a committee formed by the board of directors would authorize and declare a dividend distribution of one right (each, a

“Right”) for each share of either class of common stock then outstanding. Each share of either class of common stock issued thereafter would also be accompanied by a Right.

Initial Characteristics of the Rights.  Until the distribution date (described below), the Rights would be attached to shares of our common stock, would be represented by the certificates representing the common stock, would not trade separately and would not be exercisable. In effect, the Rights would be completely dormant.

Distribution Date; Exercisability.  The “Distribution Date” would be the earlier to occur of:

(i) the tenth calendar day following the date of our public announcement (the “Share Acquisition Date”) that a person or group of persons has acquired beneficial ownership of (a) 20% or more of the aggregate outstanding Class A and Class B common stock, or (b) 20% or more of the outstanding Class B common stock (which, as of the record date for delivery of this Information Statement, represented approximately 17.7% of the voting power of our aggregate outstanding common stock) (an “Acquiring Person”); and

(ii) the tenth business day (or such later date as may be specified by the board) following the commencement by any person or group of persons of a tender offer or exchange offer, the consummation of which would result in beneficial ownership by such person or group of (a) 20% or more of the aggregate outstanding Class A and Class B common stock, or (b) 20% or more of the outstanding Class B common stock (which, as of the record date for delivery of this Information Statement, represented approximately 17.7% of the voting power of our aggregate outstanding common stock).

Upon the occurrence of a Distribution Date, the Rights would separate from our common stock, would be represented by separate rights certificates and would become nominally exercisable to purchase, prior to the occurrence of a “flip-in” event or a “flip-over” event, one one-hundredth of a share of a new series of preferred stock of the Company (the “Preferred Shares”). Each Preferred Share issued in respect of Rights attached to a share of Class A common stock would have economic and voting rights generally equal to 100 shares of Class A common stock, and each Right issued in respect of a share of Class B common stock would have economic and voting rights generally equal to 100 shares of Class B common stock. The exercise price payable for one one-hundredth of a Preferred Share upon any exercise of a Right is $450.00 (representing a 595% premium over the closing price of one share of Class A common stock on Nasdaq on August 11, 2008, the trading day before the rights plan was adopted). Accordingly, we do not intend that it would be economical for a holder to exercise the Rights prior to the occurrence of a “flip-in” event or a “flip-over” event as described below.

Flip-In Event.  The Rights are intended to provide protection against, among other things, potential abuses associated with partial tender offers or creeping accumulations of common stock. If (i) any person or group was to become an Acquiring Person, (ii) an Acquiring Person was to engage in a self-dealing transaction involving us, or (iii) during such time as there is an Acquiring Person, there was any reclassification of our securities, any recapitalization or any other transaction resulting in a disproportionate increase in the Acquiring Person’s ownership of our equity securities, then, and in each such case, from and after the later of the Share Acquisition Date and the Distribution Date, each Right, other than Rights that are or were owned beneficially by an Acquiring Person (which would be void) would become exercisable upon payment of the then-current exercise price of the Right to purchase a number of shares of common stock of the corresponding class having a market value at the time of such flip-in event of two times the exercise price of the Right. The Rights therefore provide protection against, among other things, potential abuses associated with partial tender offers or creeping accumulations of common stock.

If there were an insufficient number of authorized shares of common stock to permit the full exercise of the Rights upon the occurrence of a flip-in event, we would be required to seek to authorize additional common stock for issuance upon exercise of the Rights. If we were unable to authorize additional common stock, we would be required to deliver the applicable class of common stock (to the extent available) and then cash having an aggregate value equal to the excess of the value of the common stock issuable upon the exercise of the Rights over the exercise price without requiring payment of the exercise price. To the extent that any legal or contractual restrictions would prevent us from paying the full amount of cash payable, we would be required to pay all amounts which were not then restricted on a pro rata basis and to continue to make payments on a pro rata basis as funds became available until the full amount due to each holder of Rights had been paid.

Flip-Over Event.  The Rights are also intended to provide protection against, among other things, potential abuses associated with squeeze-out mergers and similar transactions occurring subsequent to a partial acquisition of the common stock by an Acquiring Person. If, at any time after the Share Acquisition Date:

(i) we were to merge with and into any other person and we were not the surviving corporation;

(ii) any person was to merge with or into us and we were the surviving corporation, but the common stock was changed or exchanged; or

(iii) 50% or more of our assets or earning power were sold or transferred to any other person;

then, and in each such case, from and after the later of the Share Acquisition Date and the Distribution Date, each Right, other than Rights owned beneficially by an Acquiring Person (which would be void), would become exercisable upon payment of the then-current exercise price of the Right to purchase a number of common shares of such surviving corporation or other person having a market value at the time of such flip-over event of two times the exercise price of the Right.

Exchange.  Our board of directors is entitled to order the exchange of the Rights, in whole or in part, at an exchange ratio of one share of Class A common stock or Class B common stock, as the case may be, per Right (subject to adjustment) at any time after the later of the Distribution Date and the Share Acquisition Date, but prior to the acquisition by any person or group of 50% or more of the then-outstanding common stock. Rights held by any Acquiring Person would be void, and thus would not be exchanged. This exchange provision would simplify the mechanics of the exercise of Rights and would provide additional flexibility to the board following a Share Acquisition Date.

Redemption.  Our board of directors is entitled to redeem the Rights in whole, but not in part, at the nominal price of $0.001 per Right at any time prior to the later of the Share Acquisition Date and the Distribution Date. This redemption provision is designed to provide flexibility to the board in determining whether and when to redeem the Rights, and would permit the board to redeem the Rights in connection with an acquisition that has been approved by the board. Immediately upon the effectiveness of the action of the board electing to redeem the Rights, the Rights would cease to be exercisable and the only right of the holders of Rights would be to receive the redemption price.

Expiration.  The Rights expire ten years after the record date for distribution of the Rights, unless earlier exchanged or redeemed by our board of directors as described above.

GOVERNANCE CHANGES RESULTING FROM THE SPIN-OFF

In addition to the amendments to our certificate of incorporation described above, the completion of the spin-off will automatically result in a number of changes to our governance structure pursuant to the existing terms of our certificate of incorporation and bylaws. Under the existing terms of our certificate of incorporation and bylaws, certain changes become automatically effective once Cypress, its successors in interest and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding and Cypress is no longer consolidating us for accounting purposes. The completion of the spin-off will result in such ownership and accounting changes. As a result, the automatically effective changes will include the implementation of a classified board of directors, the elimination of the ability of our stockholders to act by written consent or to call special meetings and the elimination of the supermajority board approval requirements for certain extraordinary events.

Certain of these changes may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Classified Board

Currently, each of our directors is elected by our stockholders each year at our annual meeting to serve for a one year term. Pursuant to the terms of our certificate of incorporation, upon the spin-off, our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, with the initial term of office of the Class I directors expiring at the next annual meeting of stockholders following the spin- off, the term of office of the Class II directors expiring at the second annual meeting following the spin-off and the term of office of the Class III directors expiring at the third annual meeting following the spin-off. Each class of directors will have terms of three years following the initial term of such class. Our by-laws contain a process for determining to which class our incumbent directors will belong in the event that our board of directors becomes classified. The then-current board of directors shall be ranked in the following order:

•	first, directors who are also employees of the Company, followed by directors who are also employees of Cypress (but not of the Company), followed by directors who are also members of the board of directors (but not employees) of Cypress, followed by other directors. Ties in the rankings of directors made in accordance with the preceding sentence shall be settled as follows: (i) first, the board member having served on the Company’s board of directors longer shall be given priority, and (ii) second, the board member whose last name appears first alphabetically shall receive priority; and

•	the directors, ranked in accordance with the preceding bullet, shall be designated to the director classifications in descending order of class (Class III, Class II, Class I), such that the director ranked first shall be the first Class III director, and so forth.

In accordance with this process, following the spin-off, Class I will be composed of Dr. Uwe-Ernst Bufe (an independent director) and Mr. Pat Wood (an independent director), Class II will be composed of Ms. Betsy Atkins (an independent director) and Mr. Steve Albrecht (an independent director and also a director of Cypress), and Class III will be composed of Mr. Thomas H. Werner (our Chief Executive Officer) and Mr. T.J. Rodgers (our Chairman, and President and Chief Executive Officer, and a director, of Cypress).

Removal of Directors Only for Cause

Currently, any of our directors or our entire board of directors may be removed from office at any time, with or without cause, by the holders of a majority of the voting power of the shares then entitled to vote at an election of directors. Under the DGCL, in the case of a corporation with a classified board, unless the corporation’s certificate of incorporation otherwise provides, any director or the entire board of directors of such corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of the shares then entitled to vote at an election of directors. Following the spin-off and the classification of our board of directors, the removal of our directors will be governed by the DGCL.

No Stockholder Action by Written Consent

Currently, our stockholders may act without a meeting by written consent. Following the spin-off, no action will be able to be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with the Company’s by-laws, and stockholders may not act by written consent.

No Stockholder Right to Call Special Meetings

Currently, special meetings of our stockholders may be called by Cypress, our board of directors, the chairman of our board or our chief executive officer. Following the spin-off, no stockholder will have the right to call a special meeting.

Elimination of Supermajority Approval Requirements

Currently, the affirmative vote of at least 75% of the members of our board of directors are required to: (a) amend our certificate of incorporation or adopt, amend or repeal our by-laws; (b) appoint or remove our chief executive officer; (c) designate, appoint or allow for the nomination or recommendation for election by our stockholders of an individual to our board of directors; (d) change the size of our board of directors to be other than in the range of five to seven members; (e) form a committee of our board of directors or establish or change a charter, committee responsibilities or committee membership of any committee of our board of directors; (f) adopt any stockholder rights plan, “poison pill” or other similar arrangement; or (g) approve any transactions that would involve a merger, consolidation, restructuring, sale of substantially all of our assets or any of our subsidiaries or otherwise result in any person or entity obtaining control of us or any of our subsidiaries. Following the spin-off, these super-majority requirements shall expire and be of no further force or effect.

Elimination of Requirement to Have Cypress Representatives on Board Committees

Currently, our by-laws provide that a representative specifically designated by Cypress shall serve on each committee of our board of directors unless otherwise prohibited by the rules of The Nasdaq Stock Market or applicable law. Following the spin-off, Cypress shall no longer have this right.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

On July 17, 2008, Cypress publicly announced that its board of directors had authorized its management to proceed with a spin-off of its shares in the Company to its stockholders. Cypress has informed the Company that it intends the proposed spin-off to qualify for tax-free treatment under the Internal Revenue Code. Cypress has further informed the Company of its belief that certain amendments to be contained in the Restated Certificate, particularly the clarification regarding the status of the Class B common stock following the spin-off and the elimination of the ability of holders of shares of Class B common stock following the spin-off to voluntarily convert Class B common stock into shares of our Class A common stock, were required in order for Cypress to effect the spin-off on a tax free basis. Thus, to the extent that these amendments enabled a tax-free spin-off by Cypress, Cypress and its stockholders will benefit from the adoption of the Restated Certificate.

One of the Company’s directors, Mr. Steven Albrecht, is also a director of Cypress, and the Company’s Chairman of the Board, Mr. T.J. Rodgers, also serves as President and Chief Executive Officer, and a director, of Cypress. Mr. Albrecht and Mr. Rodgers thus may be considered to have an interest in this matter to the extent that their interests derive from their positions with Cypress. As of July 31, 2008, Messrs. Albrecht and Rodgers beneficially owned 70,890 and 3,528,259 shares of Cypress common stock, respectively, including 57,990 shares and 2,858,947 shares, respectively, issuable upon currently vested stock options and shares issuable within 60 days of July 31, 2008 upon the vesting of outstanding awards for Cypress common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Class A and Class B common stock as of August 12, 2008 (except as described below) by:

•	each of our directors;

•	our Chief Executive Officer, Chief Financial Officer, and each of the three other most highly compensated individuals who served as our executive officers at our 2007 fiscal year-end, who we collectively refer to as our named executive officers;

•	our directors and executive officers as a group; and

•	each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known by us to beneficially own more than 5% of any class of our common stock.

Applicable beneficial ownership percentages listed below are based on 41,045,559 shares of Class A common stock and 44,533,287 shares of Class B common stock outstanding as of August 12, 2008. Subsequent to August 12, 2008, Cypress sold 2,500,000 shares, which shares were automatically converted from Class B common stock into an equivalent number of shares of Class A common stock in connection with such sale.

The business address for each of our directors and executive officers is our corporate headquarters at 3939 North First Street, San Jose, California 95134.

	Shares Beneficially Owned(1)
	Class A		Class B		% Total
Directors and Named Executive	Common Stock		Common Stock		Voting
Officers	Shares	%	Shares	%	Power(2)

W. Steve Albrecht(3)	16,602	*	44,533,287	100	89.7
Betsy S. Atkins(4)	2,600	*	—	*	*
Uwe-Ernst Bufe	—	—	—	—	—
Thomas L. Dinwoodie(5)	1,617,999	3.9	—	*	*
Emmanuel T. Hernandez(6)	106,166	*	—	*	*
Bruce R. Ledesma(7)	45,264	*	—	*	*
T.J. Rodgers(8)	20,000	*	44,533,287	100	89.7
Howard J. Wenger(9)	80,243	*	—	*	*
Thomas H. Werner(10)	499,692	1.2	—	*	*
Pat Wood III(11)	31,102	*	—	*	*
All directors and executive officers as a group (13 persons)(12)	972,407	2.3	44,533,287	100	89.7

Other Persons
BlackRock, Inc., BlackRock Investment Management LLC, BlackRock (Channel Islands) Ltd, and BlackRock Investment Management UK Ltd.(13)	2,084,506	5.1	—	*	*
Cypress Semiconductor Corp.(14)	—	*	44,533,287	100	89.7
FMR, LLC(15)	5,272,912	12.8	—	*	1.3
Ivy Investment Management Company, Waddell & Reed Investment Management Company, Waddell & Reed, Inc., Waddell & Reed Financial Services, Inc., and Waddell & Reed Financial, Inc.(16)	2,070,769	5.0	—	*	*

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying options held by that person that will be exercisable within 60 days of August 12, 2008, are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each holder of Class B common stock is entitled to eight votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters to be submitted to stockholders for vote. The Class A and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as otherwise may be required by law. Prior to the spin-off, the Class B common stock is convertible at any time by the holder into shares of Class A common stock on a one-for-one basis.

(3)	Includes 5,000 shares of Class A common stock held directly by Mr. Albrecht, and 11,602 shares of Class A common stock issuable to him upon exercise of options exercisable within 60 days of August 12, 2008. Also includes 44,533,287 shares of Class B common stock held by Cypress. Mr. Albrecht is a director of Cypress.

(4)	Includes 1,000 shares of Class A common stock held directly by Ms. Atkins and 1,600 shares of Class A common stock issuable to Ms. Atkins upon exercise of options exercisable within 60 days of August 12, 2008.

(5)	Includes 1,593,305 shares of Class A common stock held directly by Mr. Dinwoodie, 12,347 shares of Class A common stock held by the Jaelyn Wolf Irrevocable Trust UAD May 5, 2005, of which Mr. Dinwoodie is the Trustee, and 12,347 shares of Class A common stock held by the Ariel Wolf Irrevocable Trust UAD May 5, 2005, of which Mr. Dinwoodie is the Trustee. Mr. Dinwoodie disclaims beneficial ownership of the shares held in these trusts. 263,911 of the 1,593,305 shares held directly by Mr. Dinwoodie are currently subject to an equity restriction agreement with the Company, pursuant to which the shares are subject to certain transfer and repurchase restrictions. The restrictions lapse semi-annually during the two-year restriction period ending January 10, 2009, so long as Mr. Dinwoodie remains employed by the Company. In connection with the sale of PowerLight Corporation to the Company, Mr. Dinwoodie also contributed a number of his individually held unrestricted shares and the shares he controls in his capacity as Trustee into an escrow account for the benefit of the Company to secure certain representations, warranties, covenants and other matters made to the Company as part of the terms of sale. As of August 12, 2008, 218,896 of the shares owned by him and 2,360 of the shares held by the trusts remain in escrow.

(6)	Includes 678 shares of Class A common stock held directly by Mr. Hernandez, 101,738 shares of Class A common stock issuable to Mr. Hernandez upon exercise of options exercisable within 60 days of August 12, 2008, and 3,750 shares of restricted Class A common stock held by him.

(7)	Includes 6,471 shares of Class A common stock held directly by Mr. Ledesma, 7,719 shares of Class A common stock issuable to him upon exercise of options exercisable within 60 days of August 12, 2008, and 31,074 shares of restricted Class A common stock held by him.

(8)	Includes 20,000 shares of Class A common stock held directly by Mr. Rodgers. Also includes 44,533,287 shares of Class B common stock held by Cypress. Mr. Rodgers is the President and Chief Executive Officer, and a director, of Cypress.

(9)	Includes 11,927 shares of Class A common stock held directly by Mr. Wenger, 12,382 shares of Class A common stock issuable to him upon exercise of an option exercisable within 60 days of August 12, 2008, and 55,934 shares of restricted Class A common stock held by him.

(10)	Includes 45,425 shares of Class A common stock held directly by Mr. Werner, and 454,267 shares of Class A common stock issuable to him upon exercise of options exercisable within 60 days of August 12, 2008.

(11)	Includes 5,000 shares of Class A common stock held directly by Mr. Wood, and 26,102 shares of Class A common stock issuable to him upon exercise of options exercisable within 60 days of August 12, 2008.

(12)	Includes 136,876 shares of Class A common stock held directly by the directors and officers as a group, 742,523 shares of Class A common stock issuable to them upon exercise of options exercisable within 60 days of August 12, 2008, and 93,008 shares of restricted Class A common stock held by them. Also includes 44,533,287 shares of Class B common stock held by Cypress. Mr. Rodgers is President and Chief Executive Officer and a director of Cypress, and Mr. Albrecht is a director of Cypress.

(13)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed with the SEC on or about November 9, 2007 by BlackRock Inc. on behalf of the investment advisory subsidiaries BlackRock Investment Management LLC, BlackRock (Channel Islands)

Ltd, and BlackRock Investment Management UK Ltd., which indicated that such parties have beneficial ownership of 2,084,506 shares of Class A common stock, with shared voting and dispositive power with respect to said shares. The business address of BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.

(14)	The business address of Cypress is 198 Champion Court, San Jose, California 95134. On August 20, 2008, Cypress filed a statement on Schedule 13G indicating that, on August 18, 2008, Cypress sold 2,500,000 shares, which shares were automatically converted from Class B common stock into an equivalent number of shares of Class A common stock in connection with such sale. Such shares are included in Cypress’ ownership of our Class B common stock in the above table.

(15)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed with the SEC on or about February 14, 2008 by FMR LLC, or FMR, which indicated that it has beneficial ownership of 5,272,912 shares of Class A common stock, and sole voting power with respect to 81,300 shares of Class A common stock. FMR’s beneficial ownership includes holdings of Fidelity Management & Research Company, or Fidelity, which is a wholly-owned subsidiary of FMR. Fidelity has indicated it has beneficial ownership of 5,178,812 shares of Class A common stock, including 193,833 shares of Class A common stock resulting from the assumed conversion of $11.0 million principal amount of our 1.25% convertible debentures due February 15, 2027. Edward D. Johnson 3d and FMR, through their control of Fidelity, and the funds each has sole power to dispose of 5,178,812 shares of Class A common stock. FMR’s beneficial ownership also includes holdings of Strategic Advisers, Inc., or Strategic Advisors, a wholly-owned subsidiary of FMR. Strategic Advisors has indicated it has beneficial ownership of 1,000 shares of Class A common stock. FMR’s beneficial ownership also includes holdings of Pyramis Global Advisors Trust Company, or Pyramis, which is an indirect wholly-owned subsidiary of FMR. Pyramis has indicated it has beneficial ownership of 76,300 shares of Class A common stock. Edward C. Johnson 3d and FMR, through their control of Pyramis, each has sole dispositive power over 76,300 shares of Class A common stock and sole power to vote or to direct the voting of 63,500 shares of Class A common stock. FMR’s beneficial ownership also includes holdings of Fidelity International Limited, or FIL. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934 and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d). However, FMR voluntarily made its Schedule 13G filing as if all of the shares are beneficially owned by FMR and FIL on a joint basis. The business address of FMR is 82 Devonshire Street, Boston, MA 02109.

(16)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed with the SEC on or about February 1, 2008 by Ivy Investment Management Company, or IICO, Waddell & Reed Investment Management Company, or WRIMCO, Waddell & Reed, Inc., or WRI, Waddell & Reed Financial Services, Inc., or WRFSI, and Waddell & Reed Financial, Inc., or WDR, which indicated they collectively have beneficial ownership of 2,070,769 shares of Class A common stock. They also indicated that IICO has beneficial ownership of and sole to power to vote or direct the vote, as well as sole power to dispose or direct the disposition, with respect to 1,343,941 shares of Class A common stock, WRIMCO has beneficial ownership of and sole power to vote or direct the vote, as well as sole power to dispose or direct the disposition, with respect to 726,828 shares of Class A common stock, WRI has beneficial ownership of and sole power to vote or direct the vote, as well as sole power to dispose or direct the disposition, with respect to 726,828 shares of Class A common stock, WRFSI has beneficial ownership of and sole power to vote or direct the vote, as well as sole power to dispose or direct the disposition, with respect to 726,828 shares of Class A common stock, WDR has beneficial ownership of and sole power to vote or direct the vote, as well as sole power to dispose or direct the disposition, with respect to 2,070,769 shares of Class A common stock. IICO, WRIMCO, WRI, WRFSI and WDR are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934. Indirect “beneficial ownership” is attributed to the respective parent companies solely because of the parent companies’ control relationship to WRIMCO and IICO. The business address of each beneficial owners is 6300 Lamar Avenue, Overland Park, KS 66202.

The following table sets forth certain information with respect to the potential beneficial ownership of our Class A and Class B common stock after giving effect to the completion of the spin-off. The information in the table below is based on available information regarding the beneficial ownership of our Class A and Class B common stock, and Cypress common stock, as of August 12, 2008, by the following:

•	each of our directors and named executive officers;

•	our directors and executive officers as a group;

•	each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known by us to beneficially own more than 5% of any class of our common stock;

•	each of Cypress’ directors and the named executive officers in Cypress’ proxy statement relating to its 2008 annual meeting of stockholders (except for Messrs. Rodgers and Albrecht, who are included above); and

•	each person known by Cypress to beneficially own more than 5% of the outstanding common stock of Cypress.

The information in the table below relating to executive officers and directors of SunPower includes only information as to each such individual’s ownership of Class A and Class B common stock of SunPower, and not as to such person’s ownership, if any, of Cypress common stock. The information relating to executive officers and directors of Cypress has been obtained from public filings of Cypress, and includes only information as to each such individual’s ownership of Cypress common stock. Beneficial ownership has been determined in accordance with the rules of the SEC. Applicable beneficial ownership percentages listed below are based on 41,045,559 shares of Class A common stock and 44,533,287 shares of Class B common stock outstanding as of August 12, 2008. Subsequent to August 12, 2008, Cypress sold 2,500,000 shares, which shares were automatically converted from Class B common stock into an equivalent number of shares of Class A common stock in connection with such sale.

The information in the table below has been based on an assumed pro rata distribution ratio of 0.2936 shares of our Class B common stock for each share of Cypress common stock held by Cypress stockholders as of the record date for such distribution to be set by Cypress (the “assumed distribution ratio”). We cannot provide any assurances that Cypress will complete the spin-off in accordance with the assumed distribution ratio, or at all. Further, we cannot predict what the actual ownership of our or Cypress common stock will be at the record date to be set for such distribution by Cypress.

	Shares Beneficially Owned
	Class A		Class B		% Total
	Common Stock		Common Stock		Voting
	Shares	%	Shares	%	Power

Directors and Named Executive
Officers of SunPower
W. Steve Albrecht	16,602	*	20,813	*	*
Betsy S. Atkins	2,600	*	†	†	†
Uwe-Ernst Bufe	—	—	†	†	†
Thomas L. Dinwoodie	1,617,999	3.9	†	†	†
Emmanuel T. Hernandez	106,166	*	†	†	†
Bruce R. Ledesma	45,264	*	†	†	†
T.J. Rodgers	20,000	*	1,035,897	2.3	2.1
Howard J. Wenger	80,243	*	†	†	†
Thomas H. Werner	499,692	1.2	†	†	†
Pat Wood III	31,102	*	†	†	†
All directors and executive officers of SunPower as a group (13 persons)	972,407	2.3	†	†	†

Directors and Named Executive
Officers of Cypress (except as included above)
Eric A. Benhamou	†	†	28,810	*	*
Lloyd Carney	†	†	8,684	*	*
James R. Long	†	†	26,829	*	*
J. Daniel McCranie	†	†	3,380	*	*
Evert van de Ven	†	†	26,970	*	*
Brad W. Buss	†	†	54,924	*	*
Ahmad R. Chatila	†	†	21,206	*	*
Paul D. Keswick	†	†	90,210	*	*
Christopher A. Seams	†	†	155,017	*	*
All directors and executive officers of Cypress as a group (15 persons)	†	†	1,580,546	3.5	3.2

Other Persons

BlackRock, Inc., BlackRock Investment Management LLC, BlackRock (Channel Islands) Ltd, and BlackRock Investment Management UK Ltd	2,084,506	5.1	†	†	†
Cypress Semiconductor Corp.	—	—	—	—	—
FMR, LLC(1)	5,272,912	12.8	7,264,295	16.3	16.0
Ivy Investment Management Company, Waddell & Reed Investment Management Company, Waddell & Reed, Inc., Waddell & Reed Financial Services, Inc., and Waddell & Reed Financial, Inc.	2,070,769	5.0	†	†	†
Janus Capital Management LLC(2)	†	†	6,498,513	14.6	†
Eminence Capital, LLC(3)	†	†	2,407,991	5.4	†
Mason Capital Management LLC(4)	†	†	2,398,853	5.4	†

*	Less than 1%

†	Not readily determinable based on publicly available information. In the case of each of the directors and executive officers of SunPower and Cypress, in no event does any such individual’s Class B common stock, or total percentage of voting power exceed 5%. In the case of each of Janus Capital Management, LLC, Eminence Capital, LLC, and Mason Capital Management, LLC, based solely on publicly available information, in no event does any of their respective percentage of total voting power exceed that reported with respect to their Class B common stock percentage voting power.

(1)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G/A filed on February 14, 2008 with the SEC by FMR LLC. See also note 15 to the immediately preceding table.

(2)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G filed on February 14, 2008 with the SEC by Janus Capital Management LLC.

(3)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G filed on April 4, 2008 with the SEC by Eminence Capital, LLC.

(4)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G filed on July 7, 2008 with the SEC by Mason Capital Management LLC.

DELIVERY OF INFORMATION STATEMENT

To reduce the expenses of delivering duplicate materials to our stockholders, we are taking advantage of householding rules that permit us to deliver only one Information Statement to stockholders who share the same address unless otherwise requested.

If you share an address with another stockholder and have received only one Information Statement, you may write or call us to request a separate copy at no cost to you. For future mailings, you may request separate materials or, if you are receiving multiple copies you may request that we only send one set of materials, by writing to us at SunPower Corporation, 3939 North First Street, San Jose, California 95134, Attention: Corporate Secretary, or by calling us at (408) 240-5500.

FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements regarding future events as well as assumptions underlying or relating to such statements, all of which are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. We use words and phrases such as “expect,” “intend,” “potential,” “proposed,” “will,” “designed,” “anticipated,” and similar expressions to identify forward-looking statements. Forward-looking statements in this Information Statement include, but are not limited to, statements regarding the occurrence, timing and effects of the proposed spin-off and the related actions approved by our board of directors, including the Restated Certificate, the amended tax sharing agreement and the stockholder rights plan. These forward-looking statements are based on information available to us as of the date of this Information Statement and our current expectations and assumptions, and involve a number of risks and uncertainties that could cause actual events to differ materially from those anticipated by the forward-looking statements.

Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, risks and uncertainties that could cause actual events to differ include: decisions made by Cypress regarding the desirability, timing and structure of the proposed spin-off; any delays in Cypress receiving, or its inability to receive, the Supplemental Ruling; actions of investors following the spin-off, potentially including actions resulting in a change in control of, or influence over, our company despite the measures described in this Information Statement; legal risks related to the actions described in this Information Statement; the potential for some of the actions described in this Information Statement to deter a takeover bid that could provide a premium to our stockholders; potential tax liabilities in connection with the proposed spin-off, including under the amended tax sharing agreement; the potential for the presence of two publicly traded classes of our common stock to impair the liquidity of either class; and other risks described in our Quarterly Report on Form 10-Q for the quarter ended June 29, 2008 and our other filings with the SEC. These forward-looking statements should not be relied upon as representing the our views as of any subsequent date, and we are under no obligation to, and expressly disclaim any responsibility to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read or copy any document we file at the public reference room maintained by the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of this information may also be obtained by mail from the SEC’s Public Reference Branch at Station Place, 100 F Street, N.E., Washington, D.C. 20549. In addition, our filings with the SEC are also available to the public on the SEC’s internet website at http://www.sec.gov and on our corporate website, www.sunpowercorp.com.

Copies of material filed by us with the SEC may also be obtained by writing to us at our corporate headquarters, SunPower Corporation, Attention: Investor Relations, 3939 North First Street, San Jose, California 95134, or by calling (408) 240-5500.

Annex A

FORM OF RESTATED
CERTIFICATE OF INCORPORATION OF
SUNPOWER CORPORATION

SunPower Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST:  The original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on May 25, 2004 under the name SPR Acquisition Corporation.

SECOND:  Pursuant to an action of the Board of Directors and a written consent of stockholders of the Corporation, this Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.

THIRD:  This Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Restated Certificate of Incorporation of the corporation, as heretofore in effect.

FOURTH:  The Restated Certificate of Incorporation of the corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of the corporation is SunPower Corporation (the “Corporation”)

ARTICLE II

A. The registered agent and the address of the registered office in the State of Delaware are:

The Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801
County of New Castle

B. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III

A. The total number of shares that the Corporation shall have authority to issue is 377,542,490, consisting of 367,500,000 shares designated as common stock, par value $0.001 per share (the “Common Stock”), and 10,042,490 shares designated as preferred stock, par value $0.001 per share (the “Preferred Stock”).

B. The Common Stock shall consist of two series designated as “Class A Common Stock” and “Class B Common Stock”, and sometimes referred to herein as a “Class” or “Classes” of Common Stock. The authorized number of shares of Class A Common Stock shall be 217,500,000 and the authorized number of shares of Class B Common Stock shall be 150,000,000.

C. The Board of Directors is hereby authorized, subject to limitations prescribed by law and the provisions of this Part C of this Article III, by resolution to provide for the issuance of the remaining authorized shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

Subject to limitations prescribed by law and the provisions of this Part C of this Article III, the authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

1. The number of shares constituting that series (including an increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding)) and the distinctive designation of that series;

2. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

3. Whether that series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

5. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

6. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and the amount of such sinking funds;

7. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

8. Any other relative rights, preferences and limitations of that series.

No holders of shares of the Corporation of any class or series, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for, purchase or receive any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation, except in the case of any shares of Preferred Stock to which such rights are specifically granted by any resolution or resolutions of the Board of Directors adopted pursuant to Part C of this Article III or in the case of any shares of Common Stock to which such rights are specifically granted by Section 5 of Part D of Article III.

D. The powers, preferences, rights, restrictions and other matters relating to the Common Stock are as follows:

1. Voting Rights.

(a) All shares of Common Stock will be identical in all respects and will entitle the holders thereof to the same rights and privileges, except as expressly provided otherwise in this Restated Certificate of Incorporation (this “Certificate of Incorporation”). Except as expressly provided otherwise herein or as otherwise provided by law, all series of Common Stock shall vote together as a single Class on all matters submitted to a vote of the stockholders.

(b) The Class B Common Stock shall be issuable only to Cypress Semiconductor Corporation or any Successor in Interest (as defined below) thereto (“Cypress”), or any Subsidiary (as defined below) of Cypress; provided, however, that nothing herein will prevent (i) the distribution of such shares by Cypress to the stockholders of Cypress in connection with a Tax-Free Spin-Off (as defined below), (ii) the transfer of such shares by holders thereof following a Tax-Free Spin-Off or (iii) the issuance of shares of Class B Common Stock by the Corporation to holders thereof following a Tax-Free Spin-Off if such issuance is in connection with a dividend or distribution pursuant to Section 2 of this Part D of Article III or in connection with an exercise of an option, warrant or right issued pursuant to Section 2(c) of this Part D of Article III.

(c) The holders of shares of Common Stock shall have the following voting rights:

(i) Except as provided in Section 1(c)(iii) of this Part D of Article III, each holder of a share of Class A Common Stock shall be entitled to cast one vote on all matters submitted to a vote of the stockholders of the Corporation for each share of Class A Common Stock held by such holder.

(ii) (1) Until such date, if any, on which both (A) a Tax-Free Spin-Off has been effected and (B) the Internal Revenue Service has issued or granted a supplemental ruling that the effectiveness of the provisions in Section 1(c)(ii)(2) of this Part D of Article III will not affect the rulings contained in the private letter ruling, dated April 16, 2008 (PLR-103725-08) and will not prevent those rulings from having full force and effect (such date, the “Threshold Ruling Date”), each holder of a share of Class B Common Stock shall be entitled to cast eight votes on all matters submitted to a vote of the stockholders of the Corporation for each share of Class B Common Stock held by such holder.

(2) Effective as of the Threshold Ruling Date, except as provided in the last sentence of this Section 1(c)(ii)(2) of this Part D of Article III, for so long as any Person or entity or group of Persons or entities acting in concert beneficially owns 15% (the “Threshold Amount”) or more of the then outstanding shares of Class B Common Stock, then in any election of directors or other exercise of voting rights with respect to the election or removal of directors, such Person, entity or group shall only be entitled, as to the Class B shares beneficially owned by such Person, entity or group, to vote (or otherwise exercise voting rights with respect to) a number of shares of Class B Common Stock that equals the product of (A) the total number of shares of Class B Common Stock then outstanding multiplied by (B) the greater of (i) the Threshold Amount (expressed as a percentage) and (ii) such Person, entity or group’s Entitled Voting Percentage (as defined below) (such product, the “Voting Class B Shares”). For the purposes hereof, a Person, entity or group’s “Entitled Voting Percentage” at any time shall mean the lesser of (x) the percentage of the then outstanding shares of Class A Common Stock beneficially owned by such Person, entity or group at such time and (y) the percentage of the then outstanding shares of Class B Common Stock beneficially owned by such Person, entity or group at such time. Any shares of Class B Common Stock beneficially owned by such Person, entity or group in excess of the Voting Class B Shares shall automatically be voted in proportion to the aggregate votes of the shares of Class B Common Stock held by holders of Class B Common Stock who beneficially own less than 15% of the Class B Common Stock (ignoring abstentions and any shares that were not present in Person or represented by proxy at the meeting at which the applicable vote is taken). For purposes of this Section 1(c)(ii)(2) of this Part D of Article III, a “beneficial owner” of Common Stock includes any Person or entity or group of Persons or entities who, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, written or oral, formal or informal, control the voting power (which includes the power to vote or to direct the voting) of such Common Stock within the meaning of Rule 13d-3(a)(1) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) provided, however, that a Person shall not be deemed the “beneficial owner” of, or to “beneficially own,” any security under this Section 1(c)(ii)(2) of this Part D of Article III as a result of a contract, arrangement, understanding or relationship to vote such security if such contract, arrangement, understanding or relationship: (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report).

(iii) Notwithstanding any other provision of this Certificate of Incorporation to the contrary, holders of Class A Common Stock shall not be eligible to vote on any alteration or change in the powers, preferences, or special rights of the Class B Common Stock that would not adversely affect the rights of the Class A Common Stock. For the foregoing purposes, the addition of any provision for the voluntary, mandatory or other conversion or exchange of the Class B Common Stock into or for Class A Common Stock on a one-for-one basis shall be deemed not to adversely affect the rights of the Class A Common Stock.

2. Dividends and Distributions.

(a) Subject to the preferences applicable to any Preferred Stock outstanding at any time, and except as otherwise provided in this Section 2 of this Part D of Article III, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. Subject to the provisions of Sections 2(b), 2(c) and 5(a) of this Part D of Article III, no dividend shall be paid on the Class A Common Stock in any year unless an equal dividend for such year is simultaneously paid on the Class B Common Stock.

(b) In the case of a dividend or other distribution payable in Class A Common Stock or Class B Common Stock (including any distribution pursuant to a stock split or division of Class A Common Stock or Class B Common Stock), only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock. In the case of any such dividend or other distribution payable in shares of Class A Common Stock or Class B Common Stock, the number of shares of each Class of Common Stock payable per share of such Class of Common Stock shall be equal.

(c) In the case of a dividend or other distribution payable in rights, warrants or options to purchase shares of the capital stock of the Corporation (a “rights dividend”) that entitle the holder thereof to purchase shares of Class A Common Stock (or shares of capital stock of the Corporation having voting rights equivalent to those of the Class A Common Stock (“Equivalent Class A Shares”)) or Class B Common Stock (or shares of capital stock of the Corporation having voting rights equivalent to those of the Class B Common Stock (“Equivalent Class B Shares”)) (whether initially or upon any adjustment thereunder), then only rights to acquire Class A Common Stock or Equivalent Class A Shares may be paid to holders of Class A Common Stock and only rights to acquire Class B Common Stock or Equivalent Class B Shares may be paid to holders of Class B Common Stock. Equivalent Class A Shares and Equivalent Class B Shares refer to the issuance of (i) rights to acquire preferred stock with equivalent voting rights to Class A Shares or Class B Shares, as the case may be, and (ii) shares of such preferred stock, in each case pursuant to a shareholder rights plan adopted by the Corporation.

3. Conversion and Exchange Rights.

(a) Voluntary Conversion of Class B Common Stock into Class A Common Stock Prior to a Tax-Free Spin-Off.  Prior to the occurrence of a Tax-Free Spin-Off, the holders of Class B Common Stock shall be entitled to convert, at any time and from time to time, any share of Class B Common Stock into one (1) fully paid and non-assessable share of Class A Common Stock. Such right shall be exercised by the surrender to the Corporation of the certificate or certificates representing the shares of Class B Common Stock to be converted at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written notice from the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of Class A Common Stock, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor if required pursuant to Section 3(c)(v) of this Part D of Article III. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date of the giving of the required written notice and surrender of any certificate or certificates representing shares of Class B Common Stock. Upon the date any such conversion is made or effected, all rights of the holder of such shares of Class B Common Stock as such holder shall cease, and the Person or Persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. The rights of holders of Class B Common Stock to convert shares of Class B Common Stock into Class A Common Stock pursuant to this Section 3(a) of this Part D of Article III shall expire and this Section 3(a) of this Part D of Article III shall be of no further force or effect upon the occurrence of a Tax-Free Spin-Off.

(b) Mandatory Conversion of Class B Common Stock into Class A Common Stock.

(i) Upon Transfer Prior to a Tax-Free Spin-Off.  Upon any transfer prior to the occurrence of a Tax-Free Spin-Off (for purposes of clarity, other than the original issuance or a transfer in the form of a distribution by Cypress to the stockholders of Cypress in connection with a Tax-Free Spin-Off) of any share of Class B Common Stock to any Person other than the original holder thereof, such share shall immediately and automatically (and without any action on the part of the holder or the Corporation or any other Person) convert into one (1) fully paid and non-assessable share of Class A Common Stock; provided, however, that no such conversion shall occur solely as a result of the pledge or hypothecation of, or existence of any other lien or encumbrance on, any share(s) of Class B Common Stock, and no such conversion shall occur solely as a result of a transfer by the original holder thereof or one of its Subsidiaries or its Parent to the original holder thereof or one of its Subsidiaries or its Parent; provided further, that such share of Class B Common Stock shall immediately and automatically (and without any action on the part of the holder or the Corporation or any other Person) convert into one (1) fully paid and non-assessable share of Class A Common Stock if at any time prior to the occurrence of a Tax-Free Spin-Off such holder is no longer the original holder or a Subsidiary or the Parent of the original holder of such share of Class B Common Stock. Any such conversion shall be deemed to have been effected at the close of business on the date of the transfer. Upon the date any such conversion is effected, all rights of the holder of such shares of Class B Common Stock as such holder shall cease as to the shares so converted, and the Person or Persons entitled to receive Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of shares of Class A common stock on such date. Until certificates for such shares of Class B Common Stock that have been converted have been delivered to the Corporation for exchange for certificates representing Class A Common Stock, such certificates shall be deemed to represent the shares of Class A Common Stock into which such Class B Common Stock has been converted. A transfer of a share of Class B Common Stock following a Tax-Free Spin Off or pursuant to a Tax-Free Spin-Off shall not cause an automatic conversion of such share into a share of Class A Common Stock.

(ii) Upon a Plurality Triggering Event Prior to a Tax-Free Spin-Off.  If at any time prior to the occurrence of a Tax-Free Spin-Off Cypress and its Subsidiaries collectively own less than 40% of the shares of all Classes of the Corporation’s Common Stock then outstanding (calculated without regard to the difference in voting rights between the Classes of Common Stock) (a “Plurality Triggering Event”), then each outstanding share of Class B Common Stock shall be automatically (and without any action on the part of the holder or the Corporation or any other Person) converted into one (1) fully paid and non-assessable share of Class A Common Stock. Such conversion shall be deemed to have been made at the close of business on the date of the Plurality Triggering Event, and the Person or Persons entitled to receive Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of shares of Class A Common Stock on such date. Until certificates for such shares of Class B Common Stock that have been converted have been delivered to the Corporation for exchange for certificates representing Class A Common Stock, such certificates shall be deemed to represent the shares of Class A Common Stock into which such Class B Common Stock has been converted. For the avoidance of doubt, Cypress and its Subsidiaries’ ceasing to own 40% or more of the shares of all Classes of the Corporation’s Common Stock then outstanding as a result of a Tax-Free Spin-Off shall not cause a Plurality Triggering Event to occur.

(c) Certain Provisions Relating to Stock Conversion, Exchange and Transfer.

(i) The Corporation will provide notice of any conversion pursuant to Section 3(b)(ii) of this Part D of Article III to holders of record of Common Stock as soon as practicable following such conversion; provided, however, that the Corporation may satisfy such notice requirement by providing such notice prior to any such conversion. Such notice shall be provided by mailing notice of such conversion, first class postage prepaid, to each holder of record of the Common Stock, at such holder’s address as it appears on the transfer books of the Corporation; provided, however, that neither the failure to give such notice nor any defect therein shall affect the validity of any such conversion. Each notice shall state, as appropriate, the following:

(1) the effective date of the conversion;

(2) that all outstanding shares of Class B Common Stock are converted into Class A Common Stock;

(3) the place or places at which certificates for such shares of Class B Common Stock are to be surrendered for certificates for an equivalent number of shares of Class A Common Stock; and

(4) that no dividends will be declared on the shares of Class B Common Stock after such conversion.

(ii) As promptly as practicable following the surrender of a certificate representing shares of Class B Common Stock for voluntary conversion in the manner provided in Section 3(a) of this Part D of Article III or for exchange following any event of mandatory conversion as provided in Section 3(b) of this Part D of Article III, as applicable, and the payment in cash of any amount required by Section 3(c)(v) of this Part D of Article III, the Corporation shall deliver or cause to be delivered at the office of the Transfer Agent, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion or exchange, issued in such name or names as such holder may direct.

(iii) In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then the holders of any outstanding shares of Class B Common Stock shall be entitled to receive upon a conversion to Class A Common Stock thereof pursuant hereto, the amount of such security that such holder would have received if it had effected such conversion immediately prior to the record date of such reclassification or other similar transaction. Except as set forth in the preceding sentence, no adjustments in respect of dividends or other distributions shall be made upon the conversion of any share of Class B Common Stock to Class A Common Stock; provided, however, that if a share of Class B Common Stock shall be converted into a share of Class A Common Stock after the record date for the payment of a dividend or other distribution on shares of Class B Common Stock, but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof.

(iv) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon conversion, exchange or transfer of outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the conversion or exchange of all such outstanding shares of Class B Common Stock. The Corporation covenants and warrants that all shares of Class A Common Stock issued upon conversion of shares of Class B Common Stock will, upon issuance in accordance with the terms of Sections 3(a) and 3(b) of this Part D of Article III, be validly issued, fully paid and non-assessable.

(v) The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, then the Person or Persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

4.  Stock Splits.  Without the approval of the holders holding at least two-thirds of the outstanding shares of the Class A Common Stock and Class B Common Stock, each voting as a separate series, the Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of one Class of Common Stock unless the outstanding shares of all series of Common Stock shall be proportionately subdivided or combined.

5.  Options, Rights or Warrants.

(a) Subject to the following sentence, if the Corporation issues or makes an offering or distribution to all holders of a Class of Common Stock of shares of any class or series of its capital stock or options, rights or warrants to subscribe for such shares, then the Corporation shall simultaneously issue or make a similar offering or distribution of the same number of shares, options, rights, or warrants per share to all holders of the other outstanding Classes of Common Stock, except that it need not issue or make such offering or distribution to any such Class of Common Stock in the event that the holders of a majority of the shares of such Class of

Common Stock, voting as a separate class, determine that such offering or distribution need not be made to such Class. However, notwithstanding anything in this Section 5(a) of this Part D of Article III to the contrary, in the event that the Corporation issues or makes an offering or distribution to all holders of any Class of Common Stock of shares of that Class of Common Stock or options, rights or warrants to subscribe for such shares, then the similar offering or distribution to be made to any holder of the other Class of Common Stock pursuant to this Section 5(a) of this Part D of Article III, shall be for options, warrants or rights which entitle such holder, upon exercise thereof, to purchase the Class or Classes of Common Stock then held by such holder.

(b) Subject to Section 5(a) of this Part D of Article III, the Corporation shall have the power to create and issue, whether or not in connection with the issuance and sale of any shares of stock or other securities of the Corporation, rights, options or warrants entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or series at the time authorized, such rights, options or warrants to have such terms and conditions, and to be evidenced by or in such instrument or instruments, as shall be approved by the Board of Directors.

6.  No Preemptive Rights.  The holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class or series of the Corporation, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock of the Corporation.

7.  No Reissuance.  No share or shares of Class B Common Stock acquired by the Corporation by reason of redemption, purchase, conversion, exchange or otherwise shall be reissued and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation is authorized to issue.

8.  Certain Definitions.

(a) “Affiliate” means as to any Person, any other Person who controls, is controlled by, or is under common control with such Person.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Parent” means, with respect to any Person, any other Person that owns, directly or indirectly, more than 50% of the capital stock (or other voting interests) the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such first Person or who is a Successor in Interest to such first Person.

(d) “Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, trust or other entity, including governmental authorities.

(e) “Subsidiary” means, with respect to any Person, any other Person in which such first Person owns, directly or indirectly, more than 50% of the capital stock (or other voting interests) the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person.

(f) “Successor in interest” means, with respect to any Person, any other Person who, together with its Affiliates, acquires (whether by acquisition of new or existing securities, repurchase or cancellation of existing securities, merger, consolidation, business combination, sale, lease, exchange, transfer, license or acquisition of assets or otherwise) beneficial ownership of 50% or more of the total outstanding voting securities or all or substantially all of the assets of such first Person.

(g) “Tax-Free Spin-Off” means a distribution (whether by dividend, exchange or otherwise) of Common Stock (and Preferred Stock, if any) of the Corporation or common stock (and preferred stock, if any) of a Person that is a successor to the Corporation to holders of common stock of Cypress intended to qualify as a tax-free distribution under Section 355 of the Code, or any successor thereto.

ARTICLE IV

A. Number of Directors.  Subject to Section 4 of Article VII, and except as otherwise provided for or fixed pursuant to the provisions of Article III hereof relating to the rights of the holders of any one or more series of Preferred Stock to elect additional directors, the authorized number of directors of the corporation shall be determined from time to time by resolution adopted by the affirmative vote of the majority of the entire Board of Directors at any regular or special meeting of such Board.

B. Classes of Directors.  From and after such date, if any, on which (i) a Tax-Free Spin-Off is effected or (ii) a Plurality Triggering Event has previously occurred and Cypress is no longer consolidating the Corporation for accounting purposes (provided that, if on any such date following the occurrence of a Plurality Triggering Event, Cypress would not be consolidating the Corporation for accounting purposes but for the existence of the provisions of this Restated Certificate of Incorporation which expire upon the occurrence of a Consolidation Triggering Event, then for purposes of this definition, Cypress shall be deemed not to be consolidating the Corporation for accounting purposes on such date) (any such event specified in clause (i) or (ii), an “Consolidation Triggering Event”), the Board of Directors, other than those directors elected by the holders of any one or more series of Preferred Stock as provided for or fixed pursuant to the provisions of Article III hereof, shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible. The initial designees for each class of directors shall be determined as set forth in the By-laws as in effect on the date of this Certificate of Incorporation. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors of Class I shall expire at the next annual meeting of stockholders following a Consolidation Triggering Event, the initial term of office of directors of Class II shall expire at the second annual meeting of stockholders following a Consolidation Triggering Event, and the initial term of office of directors of Class III shall expire at the third annual meeting of stockholders following a Consolidation Triggering Event, and in all cases as to each director until his or her successor shall be elected and shall qualify or until his or her earlier resignation, removal from office, death or incapacity. Following the occurrence of a Consolidation Triggering Event, at each annual meeting of stockholders the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.

C. Vacancies and Removal.  Subject to the provisions hereof, newly created directorships resulting from any increase in the authorized number of directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class, if any, of directors in which the new directorship was created or in which the vacancy occurred, and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, removal from office, death or incapacity. Subject to the provisions of this Certificate of Incorporation, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Prior to the occurrence of a Consolidation Triggering Event, any director or the entire Board of Directors of the Corporation may be removed from office at any time, with or without cause, by the holders of a majority of the voting power of the shares then entitled to vote at an election of directors. Following the occurrence of a Consolidation Triggering Event and the classification of the Board of Directors as set forth in Section A of this Article IV, the ability of stockholders to remove directors will be as provided by Section 141(k)(1) of the DGCL (or any successor to such statue).

ARTICLE V

A. Power of Stockholders to Act by Written Consent.  Until the occurrence of a Consolidation Triggering Event, all actions required to be taken at any annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings or stockholders are recorded. Following the occurrence of a Consolidation Triggering Event, no action required or permitted to be taken at any annual or special meeting of the stockholders of the corporation may be taken without a meeting and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

B. Special Meetings of Stockholders.  Until the occurrence of a Consolidation Triggering Event, special meetings of the stockholders of the Corporation may be called for any purpose or purposes in accordance with the provisions set forth in the By-laws of the Corporation by Cypress as well as any other Person specified in the By-laws. Following the occurrence of a Consolidation Triggering Event, special meetings of the stockholders of the Corporation may be called for any purpose or purposes in accordance with the provisions set forth in the By-laws of the Corporation.

C. Cumulative Voting.  The stockholders of the Corporation shall not have cumulative voting.

ARTICLE VI

A. This Article VI anticipates the possibility (1) that Cypress may be a majority or significant stockholder of the Corporation, (2) that certain officers and/or directors of the Corporation may also serve as officers and/or directors of Cypress, (3) that the Corporation and Cypress, either directly or through their subsidiaries, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and (4) that benefits may be derived by the Corporation through its continued contractual, corporate and business relations with Cypress and its subsidiaries. The provisions of this Article VI shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation and its subsidiaries as they may involve Cypress and its subsidiaries, and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

B. Except as may be otherwise provided in a written agreement between the Corporation and Cypress, the Corporation shall not be deemed to have an interest or expectancy in any business opportunity, transaction, or other matter in which Cypress or any of its officers, directors, employees or agents engages or seeks to engage other than opportunities that are specifically applicable to the solar energy business and not applicable to or reasonably related to any business conducted by Cypress. Neither Cypress nor any officer, director, employee or agent thereof shall be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders by reason of Cypress or any officer, director, employee or agent thereof exercising its right to engage in any activities or lines of business, or to pursue (or fail to offer or communicate to the Corporation) any business opportunity, transaction or other matter other than opportunities that are specifically applicable to the solar energy business and not applicable to or reasonably related to any business conducted by Cypress.

C. For purposes of this Article VI only: (i) The term “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests, and (ii) the term “Cypress” shall mean Cypress and all corporations, partnerships, joint ventures, associations and other entities in which Cypress beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests (other than the Corporation, defined in accordance with clause (i) of this Section C of Article VI).

ARTICLE VII

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

1. Except as provided Section 4 of this Article VII (which expires upon the occurrence of a Consolidation Triggering Event), the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation by vote of at least a majority of the members of the Board of Directors.

2. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

3. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors.

4. Until the occurrence of a Consolidation Triggering Event, a vote of at least 75% of the then-authorized number of the members of the Board of Directors shall be required to:

(a) adopt, amend or repeal the By-laws of the Corporation;

(b) amend the Certificate of Incorporation of the Corporation (including by way of a Certificate of Designations or otherwise);

(c) appoint or remove the Chief Executive Officer of the Corporation;

(d) designate or appoint, or allow the Corporation to nominate or recommend for election by stockholders of the Corporation, an individual to the Board of Directors of the Corporation;

(e) change the size of the Board of Directors of the Corporation to be other than in the range of five (5) to seven (7) members;

(f) form a committee of the Board of Directors of the Corporation or establish or change a charter, committee responsibilities or committee membership of any committee of the Board of Directors of the Corporation;

(g) adopt any stockholder rights plan, “poison pill” or other similar arrangement; or

(h) approve any transaction or series of related transactions which would involve a merger, consolidation, restructuring, sale of substantially all of the assets of the Corporation or any of its Subsidiaries or otherwise result in any Person or entity obtaining control over the Corporation or any of its Subsidiaries;

provided, however, that the requirement to obtain any such supermajority vote of the Board of Directors of the Corporation as set forth in this Section 4 of Article VII may be waived at any time by Cypress in its capacity as a stockholder of the Corporation, in its sole discretion. This Section 4 of Article VII shall expire and be of no further force or effect upon the occurrence of a Consolidation Triggering Event.

ARTICLE VIII

A. Limitation of Liability.  To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware Corporation Law hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

B. 1. Right to Indemnification.  Each Person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, except as may be prohibited by applicable law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in paragraph 3 of this Section B of Article VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

2. Right to Advancement of Expenses.  The right to indemnification conferred in paragraph 1 of this Section B of Article VIII shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

3. Right of Indemnitee to Bring Suit.  The rights to indemnification and to the advancement of expenses conferred in paragraphs 1 and 2 of this Section B of Article VIII shall be contract rights. If a claim under paragraph 1 or 2 of this Section B of Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its board of directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section B of Article VIII or otherwise shall be on the Corporation.

4. Non-Exclusivity of Rights.  The rights to indemnification and to the advancement of expenses conferred in this Section B of Article VIII shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, the Corporation’s certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

5. Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the DGCL.

6. Indemnification of Employees and Agents of the Corporation.  The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Section B of Article VIII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

C. Amendment.  The duties of the Corporation to indemnify and to advance expenses to any Person as provided in this Article VIII shall be in the nature of a contract between the Corporation and each such Person, and neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

Except as otherwise provided in this Certificate of Incorporation, the Corporation reserves the right to amend or repeal any provision, rescind or amend in any respect any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

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IN WITNESS WHEREOF, SunPower Corporation has caused this certificate to be signed on its behalf on this  day of          , 2008.

By:
Name:

Title: